Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REVISES FULL-YEAR 2012 GUIDANCE

•	Lower Shipments to the Commercial Vehicle Market and Weak Brazilian Economy Negatively Affecting Second-Half Results More Than Previously Anticipated
•	Gross Margins Largely Maintained at Previously Forecasted Levels
•	Positive Cash Flow Used to Pay Down Debt
•	Cost Reductions/Management Actions Partially Offsetting Headwinds in Second Half

WARREN, Ohio – October 5, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced that it is revising its previously announced full-year 2012 sales and profitability guidance. The reduction in guidance is primarily due to continued weakness in the European commercial vehicle business, reductions in shipments to a large U.S. commercial vehicle account, and lower-than-expected third- and fourth-quarter revenue from the Company’s Brazilian operations, PST. Stoneridge lowered its full-year revenue outlook for 2012 to a range of $940 million to $962 million, down from the previous guidance of $970 million to $1.01 billion provided in August 2012. In addition, Stoneridge now expects 2012 earnings per share to be in the range of $0.35 to $0.45, a decrease from its August guidance of $0.75 to $1.00 (see attached financial tables).

The Company will issue its third-quarter 2012 results on Wednesday, October 24, 2012.

“Revenue projections for the second half are lower than our previous forecast due to reduced expectations for the European commercial vehicle market, unfavorable volume adjustments from a large North American commercial vehicle customer which were below our forecast, and continued weakness in the Brazilian market,” said John C. Corey, president and chief executive officer. “With the current market forecast, we are reducing cost to align with the realities of our end markets and customer schedules.

“PST’s sales in the third quarter, while below our previous forecast, did improve by 13% over the second quarter, and we are expecting further improvements in the fourth quarter,” Corey continued. “Our latest forecast now shows improvement in the fourth quarter, though at a slower rate of growth than we were expecting in our August guidance. Though PST has experienced significant market headwinds this year, we are pleased with its response to the changing market conditions and look forward to improved financial performance as market conditions accelerate and new product sales in cargo tracking and home security systems are introduced.”

Corey further noted that the Company’s previous guidance for margins for Stoneridge’s core business (Electronics and Control Devices segments) and PST remains largely intact at 20.5% to 22.0% and 40.0% to 42.0%, respectively. “We are focused on generating significant free cash flow for the balance of the year and still expect to eliminate or substantially reduce the amounts borrowed on our asset-based credit facility in North America, while reducing our debt level in Brazil. During the third quarter, we have paid down $11.0 million on our asset-based credit facility for a total pay-down of $27 million so far this year. PST has paid down approximately $9.0 million in the third quarter, for a total of $20.0 million paid down on its debt since December 31, 2011,” Corey said.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 third-quarter results can be accessed at 11 a.m. Eastern Time on Wednesday, October 24, 2012, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial truck, automotive, agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or a significant volume change of a major customer; a significant change in commercial truck, automotive, motorcycle, agricultural or off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

(tables attached)

Selected Preliminary Earnings Data

(unaudited)

October 5, 2012

	August 2012 : 2012 Guidance			October 2012 : Revised 2012 Guidance
	Stoneridge	PST		Stoneridge	PST
(rate 2.05
	Core	(rate 2.00)	Consolidated	Core	4Q12)	Consolidated
Sales (in millions USD)	$775 - $795	$195 - $214	$970 - $1,009	$755 - $765	$185 - $197	$940 - $962

Gross Margin	21.0% - 22.5%	40.0% - 42.0%	24.5% - 26.5%	24.5% - 26.5%	40.0% - 42.0%	24.5% - 26.5%

Operating Margin	5.0% - 6.0%	4.0% - 5.0%*	4.5% - 6.0%*	3.8% - 4.5%	2.8% - 3.5%*	3.5% - 4.5%*

EPS			$.75 - $1.00			$.35 - $.45

Adjusted EBITDA Margin			8.5% - 10.0%			7.5% - 8.5%
(Operating Margin plus depreciation, amortization and PST non-cash purchase accounting
	*includes PST purchase accounting of $9.4			*includes PST purchase accounting of $9.7
	million $6.0 in 1H2012, $3.4 million in 2H2012			million $6.0 in 1H2012, $3.7 million in 2H2012

Reconcilation of Operating Margin to Adjusted EBITDA Margin :
Operating Margin						3.5% - 4.5%
Depreciation						3.0%
Amortization						0.7%
PST non-cash purchase accounting						0.3%
Adjusted EBITDA Margin						7.5% - 8.5%

				Stoneridge, Inc.

	1Q12	2Q12		3Q12		4Q12		FY 2012
			Estimate			Estimate		Estimate
	Actual	Actual		Range		Range		Range
(in millions USD)
Stoneridge Core Sales	208.6	195.8			174.3	176.3	186.3	755.0	765.0
PST Sales	53.7	38.5			43.4	49.4	61.4	185.0	197.0
Total	262.3	234.3			217.7	225.7	247.7	940.0	962.0

Earnings Per Share	$0.22	$(0.13)	$ 0.01		$0.04	$0.25	$0.32	$0.35	$0.45

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